UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 13, 2010

UQM Technologies, Inc.
(Exact name of registrant as specified in its charter)

Colorado	1-10869	84-0579156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4120 Specialty Place
Longmont, Colorado 80504
(Address of principal executive offices, including zip code)

(303) 682-4900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers

On August 13, 2010, the compensation and benefits committee of the Company's Board of Directors completed its annual review of the Company's executive compensation. The Company's Board of Directors reviewed the committee's recommendations, which were developed in collaboration with the Company's compensation consultant Towers Perrin, and approved the following changes in compensation for each of the following named executive officers:

Amendment to the Employment Agreement of William G. Rankin - The Company's Chairman, President and Chief Executive Officer, William G. Rankin, is a party to an employment agreement with the Company, incorporated by reference from the Company's Current Report on Form 8-K filed September 20, 2007 as Exhibit 10.1. The Board of Directors approved an increase in Mr. Rankin's annual base salary to $369,600 effective August 1, 2010 and granted a cash bonus of $270,000 to Mr. Rankin payable immediately. In addition, Mr. Rankin was granted 66,540 shares of fully-vested common stock under the Company's Stock Bonus Plan and stock options to acquire 139,640 shares of common stock at an exercise price of $2.63 per share with a term of four years under the Company's 2002 Equity Incentive Plan. Mr. Rankin, will also continue to receive an auto allowance of $9,600 per year.

Amendment to Employment Agreement of Donald A. French - The Company's Secretary, Treasurer and Chief Financial Officer, Donald A. French, was a party to an employment agreement with the Company, incorporated by reference from the Company's Current Report on Form 8-K dated September 10, 2007 as Exhibit 10.2. The Agreement was amended by the Board of Directors to clarify certain provisions related to severance payments and to modify certain provisions related to a change in control of the Company. The amended Agreement is attached hereto as exhibit 10.1. The Board of Directors approved an increase in Mr. French's annual base salary to $245,300 effective August 1, 2010 and granted a cash bonus of $100,000 to Mr. French payable immediately. In addition, Mr. French was granted 34,601 shares of fully-vested common stock under the Company's Stock Bonus Plan and stock options to acquire 70,270 shares of common stock at an exercise price of $2.63 per share with a term of four years under the Company's 2002 Equity Incentive Plan. Mr. French, will also continue to receive an auto allowance of $9,600 per year.

Amendment to Employment Agreement of Ronald M. Burton - The Company's Senior Vice President of Operations, Ronald M. Burton, is a party to an employment agreement with the Company, incorporated by reference from the Company's Current Report on Form 8-K dated September 10, 2007 as Exhibit 10.3. The Agreement was amended by the Board of Directors to clarify certain provisions related to severance payments and to modify certain provisions related to a change in control of the Company. The amended Agreement is attached hereto as exhibit 10.2. The Board of Directors approved an increase in Mr. Burton's annual base salary to $221,000 effective August 1, 2010 and granted a cash bonus of $90,000 to Mr. Burton payable immediately. In addition, Mr. Burton was granted 27,757 shares of common stock under the Company's Stock Bonus Plan and stock options to acquire 48,120 shares of common stock at an exercise price of $2.63 per share with a term of four years under the Company's 2002 Equity Incentive Plan. One-third of the common stock and options so granted will vest on August 13th of each of the succeeding three years. Mr. Burton, will also continue to receive an auto allowance of $9,600 per year.

Amendment to Employment Agreement of Jon Lutz - The Company's Vice President of Technology, Jon Lutz, is a party to an employment agreement with the Company, incorporated by reference from the Company's Current Report on Form 8-K dated September 10, 2007 as Exhibit 10.4. The Agreement was amended by the Board of Directors to clarify certain provisions related to severance payments and to modify certain provisions related to a change in control of the Company. The amended Agreement is attached hereto as exhibit 10.3. The Board of Directors approved an increase in Mr. Lutz's annual base salary to $191,000 effective August 1, 2010 and granted a cash bonus of $50,000 to Mr. Lutz payable immediately. In addition, Mr. Lutz was granted 17,110 shares of common stock under the Company's Stock Bonus Plan and stock options to acquire 36,090 shares of common stock at an exercise price of $2.63 per share with a term of four years. One-third of the common stock and options so granted will vest on August 13th of each of the succeeding three years. Mr. Lutz, will also continue to receive an auto allowance of $9,600 per year.

Board of Director annual compensation was modified as follows:

Non-Employee Directors - Each non-employee director shall receive an annual retainer of $35,000. If a non-employee director serves as Chairman of the Board of Directors, that director will receive an additional annual retainer of $9,000. Directors serving as the Chairman of a Board Committee shall receive an additional annual retainer of $5,000. Each director may elect to receive such retainer payments in cash or in common stock or in stock options or any combination thereof with an equivalent fair value, at the election of each director. In addition, each non-employee director shall receive shares of common stock under the Company's Stock Bonus Plan with a value of $14,000 (or $17,000 in the case of the non-employee Chairman of the Board of Directors) on the date of grant and stock options issued under the Company's Stock Option Plan for Non-Employee Directors with a fair value of $21,000 (or $17,000 in the case of the non-employee Chairman of the Board of Directors) on the date of grant. The options, which will be fully vested, will have an exercise price equal to the closing price of the Company's common stock on the date of grant.

Item 9.01 Financial Statements and Exhibits

10.1 Amended Employment Agreement with Donald A. French dated August 13, 2010

10.2 Amended Employment Agreement with Ronald M. Burton dated August 13, 2010

10.3 Amended Employment Agreement with Jon Lutz dated August 13, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UQM TECHNOLOGIES, INC.
Dated: August 17, 2010	By: /s/DONALD A. FRENCH
Donald A. French
Treasurer, Secretary and Chief
Financial Officer